DYNAMIC ALERT NEGOTIATES WITH MEDICAL CANNABIS RESEARCH & DEVELOPMENT FIRM AND APPOINTS FORMER CEO OF NORML, RICHARD COWAN AS DIRECTOR & CEO

For Immediate Release, September 19, 2008

San Francisco, CA., Dynamic Alert Limited (OTCBB: DYMC), is pleased to announce that it has appointed Richard Cowan as Director, President and CEO, in the place of Audrey Reich who has resigned. Mr. Cowan has been retained to facilitate the Company entering into the rapidly expanding medical cannabis research and development industry. Cowan's valuable experience, knowledge, and relationships will be instrumental with completing negotiations with a privately-owned California group to acquire the rights to its intellectual property and to assemble a management team with expertise in the field. Cowan will also develop a comprehensive business plan to determine the level of financing required to develop new medical cannabis products.

Presently, there are only a few publicly-owned companies concentrating on cannabis-derived medicines. Consequently, the Company believes that there is a major opportunity to build a new competitor in the industry. Over the last few years, major pharmaceutical companies have paid tens of millions of dollars to license medical cannabis products that are still in the developmental stage. For example, in February of last year, Otsuka Pharmaceuticals, a Japanese firm paid GW Pharmaceuticals a signature fee of $18 million, for the rights to develop and market GW's Sativex®, a whole cannabis extract for cancer pain in the US, even though it is not yet approved for marketing in the US.

In addition, the agreement contemplates Otsuka paying GW up to $273 million in royalties and fees in the future. Moreover, Otsuka will bear the costs of all US development activities for Sativex in the treatment of cancer pain, additional indications, and future formulations. The Company believes Otsuka's willingness to contemplate paying up to a quarter of a billion dollars in royalties and fees for one cannabis-based pharmaceutical yet to be in the US indicates that the total market for medical cannabis products is a multi-billion prospect.

Mr. Cowan is a freelance writer who has been retired for the last 5 years. He is a former (1992 to 1995) CEO of the National Organization for the Reform of Marijuana Law (NORML.org). Mr. Cowan also has a BA from Yale University in Economics (1962). Prior to running NORML, Cowan served on the boards of several publicly owned companies and has extensive experience in corporate finance and has held various management positions in manufacturing and natural resources. His duties included all aspects of corporate management, finance, and due diligence for investments in a variety of areas, including alternative medicine. Thus, Mr. Cowan is knowledgeable about the both the business and political aspects of the medical cannabis industry internationally.

Mr. Cowan's MarijuanaNews.com archives also represent one of the most comprehensive resources for scholars studying the development of the medical cannabis controversy and marijuana reform movement from late 1997 to 2006. MarijuanaNews.com is now a part of MarijuanaNewsNetwork.com, for which he will continue to contribute commentary.

Cowan was a friend of the late William F. Buckley Jr., whose National Review magazine published two articles by Cowan, including the December 6, 1972 cover article "Why Conservatives Should Support the Legalization of Marijuana." In his book Smoke and Mirrors, Dan Baum said that this article "opened a second front in the War on Drugs." Cowan's December 5, 1986 National Review Cover Article: "How the Narcs Created Crack" has been cited in various scholarly journals as the origin of the economics of contraband, "The Iron Law of Prohibition: the harder the enforcement, the harder the drugs."

Cowan stated, “I look forward to helping with the development of a wide variety of affordable cannabis based medicines. The need is very great and so is the opportunity. This venture could be the perfect example of the old saying about do

Corporate Communications Richard Cowan, CEO dynamicalert@gmail.com Tel: 1.888.889.0888

You should not place undue reliance on forward-looking statements in this press release. This press release contains forward-looking statements that involve risks and uncertainties. Words such as “will”, “anticipates”, “believes”, “plans”, “goal”, “expects”, “future”, “intends” and similar expressions are used to identify these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks we face as described in this press release.